VISION SYSTEMS TO UNVEIL NEW SPD-SMART ELECTRONICALLY
DIMMABLE SUN VISOR NEXT WEEK AT 2015 HAI HELI-EXPO

Opti-Visor brings dynamic solar control to aircraft cockpits, providing automated management of intense high-altitude light and glare, and protection from harmful UV radiation.

Brignais, France and Woodbury, NY – February 25, 2015. Next week at the Helicopter Association International Heli-Expo in Orlando, Florida, Research Frontiers (Nasdaq: REFR) licensee Vision Systems will unveil its SPD-Smart Opti-Visor electronically dimmable sun visor for the aircraft market. Opti-Visor was developed by Vision Systems and uses patented SPD-Smart light-control film technology invented by Research Frontiers to dynamically adjust the tint of the sun visor to manage the changing light and glare conditions in the cockpit.

Opti-Visor is integrated seamlessly into the cockpit environment, and features both manual and automated control of the tint of the Opti-Visor panel. Using controls located directly on Opti-Visor’s large polycarbonate panel, pilots simply either select the level of tint manually, or select automated control. When automated management of light and glare is selected, a light sensor is used and the system continuously maintains, at an ideal level, the amount of light and glare experienced by the pilot.

Next week’s Heli-Expo event represents the first public showing of the SPD-Smart Opti-Visor electronically dimmable sun visor. Vision Systems has been collaborating with commercial and general aviation OEMs which have active Opti-Visor evaluation programs underway, including studies conducted at altitude on commercial airliners.

Solar control in the cockpit has always been a major challenge, and the industry requires a new solution now more than ever before due to the accelerating adoption of head-up displays (HUDs) and other factors. HUDs display information in front of the pilot, so that the pilot can see the data while continuing to look out the windshield. This data used to be displayed only on the instrument panel below the pilot, but now, with a HUD and the SPD-Smart Opti-Visor, the pilot can better see critical information while still looking out the windshield. Traditional cockpit shading products are an incomplete solution in many areas, and this is particularly true with regard to use of HUDs. With Vision Systems’ SPD-Smart Opti-Visor system, the level of light and glare experienced by the pilot is maintained at an ideal level, automatically and in real-time as tint adjustments are instant.

In addition to the need for a dynamically dimmable sun visor in aircraft cockpits, there is growing interest to replace the standard roller blind, located on the side windows of cockpits, with SPD-Smart electronically dimmable products that cover the window. Vision Systems is in position to provide this solution as well.

There is an increased focus on protecting pilots from harmful UV radiation, and Opti-Visor addresses this need as well. A recent study by the University of California found that spending 56 minutes in the cockpit at 30,000 feet is the equivalent of 20 minutes on a sunbed. Opti-Visor provides over 99.9% blockage of UV light at all times – both UVA and UVB. This performance is superior to other UV-blocking products because it includes protection throughout the entire harmful UVA and UVB wavelength range.

In addition to the public unveiling of Opti-Visor for cockpits, Vision Systems’ HAI Heli-Expo booth will feature their SPD-Smart products for fixed-wing and rotary-wing aircraft cabins, as described in the Vision Systems Heli-Expo press release. These Nuance and Noctis electronically dimmable window (EDW) products use Research Frontiers SPD-Smart light-control film technology as the foundation that delivers unprecedented benefits to all passengers on board all types of aircraft. At the touch of a button, passengers have the ability to instantly and precisely control the amount of daylight and glare coming through their window. This is something that is not possible with other variable tint shading technologies such as electrochromics. Passengers continue to enjoy views by tinting their SPD-Smart EDW to control the amount of sunlight and glare to a comfortable level, rather than blocking their entire view with a shade.

Vision Systems is at Booth 5404 at HAI Heli-Expo from March 3-5 in Orlando, Florida. It is the world’s largest helicopter trade show and exposition.

About Research Frontiers Inc.

Research Frontiers is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers has built an infrastructure of over 40 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, museums, aircraft and boats. For more information, please visit our website at www.SmartGlass.com, and on Facebook, Twitter, LinkedIn and YouTube.

For further information about SPD-Smart light-control technology, please contact:

Michael R. LaPointe
Vice President – Aerospace Products
Research Frontiers Inc.
+1-516-364-1902
info@SmartGlass.com

About Vision Systems:

Headquartered near Lyon, France for more than 80 years, with a production unit in Florida, USA, Vision Systems specializes in three activities: Aeronautics, Automotive and Marine.

Vision Systems Aeronautics designs and produces innovative solutions for business jets, helicopters, regional and continental aircrafts: solar protection, IFEC, CMS, video surveillance, composite structures and thermoformed parts. Vision Systems combines complementary skills in electronics, mechanics and composite to provide ever more innovative solutions for costs reduction, heightened safety and improved comfort.

For more information please contact:

Vision Systems Aeronautics:	Vision Systems North America:
Frédéric Jacquemin, Sales Manager	Cyrille Laitier, COO & EVP
Vision Systems	Vision Systems North America:
+33 (0)6 69 09 23 98	+1 321 265 5110
fjacquemin@visionsystems.fr	claitier@visionsystems-na.com

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. “SPD-Smart” is a trademark of Research Frontiers Inc. “Nuance”, “Noctis” and “Opti-Visor” are trademarks of Vision Systems.